Exhibit 10.4
PAYMENT WITH RESPECT TO THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 3 HEREIN. THIS NOTE WAS ORIGINALLY ISSUED ON NOVEMBER 30, 2005 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EACH OF THE FIRST LIEN CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2005, BY AND AMONG AMERICAN PACIFIC CORPORATION, CERTAIN SUBSIDIARIES OF AMERICAN PACIFIC CORPORATION FROM TIME TO TIME PARTIES THERETO, THE LENDERS FROM TIME TO TIME PARTIES THERETO, AND WACHOVIA BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, AND THE SECOND LIEN CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2005, BY AND AMONG AMERICAN PACIFIC CORPORATION, CERTAIN SUBSIDIARIES OF AMERICAN PACIFIC CORPORATION FROM TIME TO TIME PARTIES THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO, AND WACHOVIA BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, CONTAIN TERMS GOVERNING THE RIGHTS OF THE HOLDER OF THIS NOTE. A COPY OF EACH CREDIT AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT AMERICAN PACIFIC CORPORATION’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.
THIS NOTE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW.
AMERICAN PACIFIC CORPORATION
SUBORDINATED PROMISSORY NOTE

November 30, 2005	$25,500,000

     AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Company”) hereby promises to pay to AEROJET–GENERAL CORPORATION, a Ohio corporation, or its registered assigns (but only if such assignment is permitted by and is in compliance with the terms hereof), the principal amount of $25,500,000, or such increased or decreased principal sum, as the case may be, as shall result from any increase of the principal hereof permitted hereby or any prepayments contemplated hereby, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

     This Subordinated Promissory Note (this “Note”) is issued to Aerojet–General Corporation, in connection with the consummation of the transactions contemplated by the Purchase Agreement, dated as of July 12, 2005 by and among the Company, Aerojet Fine Chemicals LLC and Aerojet–General Corporation, as amended by the First Amendment thereto dated as of November 30, 2005.
     The Company will maintain a register in which it will record the initial ownership of this Note and any changes in ownership of this Note which occur as permitted by and in compliance with the terms hereof. Aerojet–General Corporation or any subsequent holder of this Note as indicated at any time in such register shall be hereinafter referred to as the “holder” of this Note.
     1. Interest. Interest shall accrue on the sum of (a) the unpaid principal amount of this Note then outstanding and (b) all interest which was accrued and unpaid as of the immediately preceding Interest Reference Date at a per annum rate equal to (i) the aggregate of three–month U.S. dollar LIBOR as from time to time in effect (as determined as provided below) plus (ii) a margin equal to the lesser of (A) the initial interest rate margin payable on outstanding Loans, including the Revolving Loans (as defined in the First Lien Credit Agreement), under the Credit Agreements as of the date hereof, as set forth on the attached Schedule 1 and (B) the interest rate margin payable on outstanding Loans, including the Revolving Loans, under the Credit Agreements as of the date of any amendment or refinancing of the either Credit Agreement which includes a reduction in interest cost (after giving effect to such amendment or refinancing) (assuming in the case of sub-clause (A) or (B) for purposes of such determination full utilization of all lending commitments); provided, however, that upon the occurrence and during the continuation of an Event of Default under the terms of this Note, the interest rate owing hereunder shall be increased by an additional 200 basis points (2%) (the “Default Rate”). For purposes of this Note, the last day of each calendar quarter, beginning December 31, 2005, shall be an “Interest Reference Date.” Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made. Notwithstanding the foregoing, interest shall be paid only if, and to the extent, such payment is permitted by Section 3 hereof. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year. Three–month U.S. dollar LIBOR shall be determined by the Company on the date of issuance of this Note and thereafter on each successive Interest Reference Date and shall be the quotation of “London Interbank Offered Rates (Libor)” on any such date appearing in the “Money Rates” section of the western edition of the Wall Street Journal. If the Wall Street Journal is not published on any Interest Reference Date, such determination shall be made on the first publication date thereafter. If not available therein on any such determination date, an equivalent quotation shall be obtained from such other publication as the Company reasonably shall select. Three–month U.S. dollar LIBOR as so determined on any such determination date shall remain in effect for purposes of interest accrual hereunder until the next determination date. Except as otherwise expressly provided herein, in lieu of payment in cash of any interest due hereunder prior to maturity, any and all such interest on the outstanding principal amount hereof shall be added to, and become a part of, the principal amount of this Note on each Interest Reference Date and at maturity.

     2. Payment of Principal on Note.
     (a) Scheduled Payments. The Company shall pay the principal amount of $25,500,000, or such increased or decreased principal sum, as the case may be, as shall result from any increase of the principal hereof permitted hereby or any prepayments contemplated hereby, to the holder of this Note on November 30, 2012, together with all accrued and unpaid interest on the principal amount being repaid.
     (b) Prepayments. The Company may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of, or interest on, this Note; provided that such prepayment is not prohibited by the provisions of Section 3 hereof. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest on the principal amount of this Note being repaid. Notwithstanding the foregoing and notwithstanding anything in Section 3 hereof, to the extent then permitted by Section 6.10(i) of the First Lien Credit Agreement and Section 6.10(h) of the Second Lien Credit Agreement, as in effect from time to time (provided that the terms of said Sections as in effect as of the Closing Date shall not be amended without the prior written consent of the holder of this Note), the Company shall pay, on the earliest permitted date, the principal amount of $6,500,000 (or such lesser principal amount of this Note then outstanding) together with any accrued and unpaid interest on the principal amount being paid to the holder of this Note. With respect to the immediately preceding sentence, to the extent the Company is permitted to make such payment but fails to do so as provided above, such unpaid principal amount shall bear interest, after as well as before judgment, from the date such principal payment should have been made by the Company at a rate per annum equal to the Default Rate until such principal payment is made.
     3. Subordination: Restrictions on Payment.
     (a) Anything in this Note to the contrary notwithstanding, the obligations of the Company in respect of the principal, interest, fees and charges on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Debt.
     (b) In the event that the Company makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company (collectively referred to as an “Insolvency Event”), or upon any acceleration of Senior Debt, then:

     (i) the holders of the Senior Debt shall be entitled to receive payment in full in cash of all principal, premium, interest, fees, charges and other amounts then due on all Senior Debt (including interest, fees, charges and other amounts accruing thereon after the commencement of any such Insolvency Event at the rate provided in the documentation for such Senior Debt (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) before the holder of this Note is entitled to receive any payment of any kind or character on account of principal, interest or other amounts due (or past due) upon this Note, and the holders of other Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note; and
     (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this Section 3(b) shall be paid or delivered by the Company (or any receiver or trustee in such proceedings) directly to the holders of the Senior Debt or their duly appointed agents for application of payment according to the priorities of the Senior Debt and ratably among the holders of any class of Senior Debt until all Senior Debt (including interest, fees, charges and other amounts accrued thereon after the date of commencement of such proceedings at the rate provided in the documentation for such Senior Debt (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) shall have been paid in full in cash.
     (c) In any proceedings with respect to any Insolvency Event, or the application of the assets of the Company to the payment or liquidation thereof, or upon the dissolution or other winding up of the business of the Company or upon any other event resulting in the termination or acceleration of the Senior Debt, then, and in any such event, (A) each holder of the Senior Debt shall be entitled to receive full and indefeasible payment and satisfaction in cash of the Senior Debt prior to the payment of all or any part of the Subordinated Debt by the Company, and (B) any payment or distribution of any kind or character from the Company, or either, of its assets, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Subordinated Debt, shall be paid or delivered directly to holders of the Senior Debt for application to the Senior Debt, due or not due, until such Senior Debt shall have first been fully and indefeasibly paid in cash and satisfied and all financing arrangements terminated. The holder of this Note irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions. The holder of this Note agrees not to initiate or prosecute or participate in the initiation of prosecution of any claim, action or other proceeding challenging the enforceability of the Senior Debt or any liens and security interests securing the Senior Debt. The holder of this Note agrees to execute, verify, deliver and file any proofs of claim in respect of the

Subordinated Debt requested by the Administrative Agent or other representative of the holders of the Senior Debt in connection with any such proceeding, it being understood that the holder of this Note retains such holder’s right to vote such claims in any such proceeding. The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Note shall continue to cover the relative rights and priorities of Lenders and the holder of this Note even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such proceeding and this Note shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.
     (d) After the prior payment in full in cash of all obligations of the Company in respect of the Senior Debt under the Credit Agreements and all other Senior Debt then due, upon the occurrence of any Liquidity Event, the Company shall make mandatory prepayments of its obligations under this Note as the holder of this Note may direct.
     (e) No payment or prepayment of principal, interest or other amounts on this Note shall be made by or on behalf of the Company if any Senior Debt remains outstanding or any commitment to fund Senior Debt is still in effect and the payment blockage provisions of the Senior Debt Documents in effect as of the Closing Date, or any substantially similar blockage provisions of the Senior Debt Documents in effect thereafter, prohibit such payment or prepayment (collectively, the “Blockage Events”). Upon termination of the Blockage Events, the Company shall resume making payments pursuant to the terms and conditions of this Note.
     (f) Except as permitted under the Credit Agreements, no holder of the Subordinated Debt will, except as otherwise agreed to by the Required Lenders under each of the Credit Agreements and the other holders of the Senior Debt, ask, demand, sue for, take or receive from the Company, by set off or in any other manner, the whole or any part of the Subordinated Debt (whether such amounts represent principal or interest, or obligations which are due or not due, including costs, fees and expenses with respect to the Notes, direct or indirect, absolute or contingent), including, without limitation, the taking of any negotiable instruments evidencing such Subordinated Debt nor any security for any Subordinated Debt, unless and until all Senior Debt, whether now existing or hereafter arising directly between the Company and any holder of the Senior Debt, or acquired outright, conditionally or as collateral security from another by any holder the Senior Debt, shall have been fully and indefeasibly paid in full in cash and satisfied and all financing arrangements between the Company and all holders of the Senior Debt have been terminated.
     (g) The holders of Senior Debt may, at any time, in their discretion, renew, amend, extend or otherwise modify the terms and provisions of Senior Debt so held or exercise any of their rights under the Senior Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any notice evidencing or creating the same), and the Senior Debt may be refinanced, all without notice to or assent from the holder of this Note. No compromise, alteration, amendment, renewal or other change of; or waiver, consent or other action in respect of any liability or obligation under or in respect of; any terms, covenants or conditions of the Senior Debt (or any instrument evidencing or creating the same), whether or not such release is in accordance with the provisions of the Senior Debt (or any instrument evidencing or creating the same), shall in any way alter or affect any of the subordination provisions of this Note.
     (h) If, notwithstanding the provisions of Section 3 of this Note, any payment or distribution of any kind or character (whether in cash, securities or other property) or any security shall be received by the holder of this Note in contravention of this Section 3 and before all the Senior Debt shall have been paid in full in cash, such payment, distribution or security shall be held in trust for the benefit of; and shall be immediately paid over or delivered or transferred to, the Administrative Agent under the First Lien Credit Agreement for distribution in accordance with the provisions of the Intercreditor Agreement to the other holders of the Senior Debt. Any such payments received by the holder of this Note and delivered to the Administrative Agent under the First Lien Credit Agreement shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Company or received by the holder of this Note. In the event of the failure of any holder of this Note to endorse or assign any such payment, distribution or security, each holder of any Senior Debt is hereby irrevocably authorized to endorse or assign the same.
     (i) No present or future holder of Senior Debt shall be prejudiced in its right to enforce the provisions of Section 3 of this Note by any act or failure to act on the part of the Company.
     (j) If there shall exist (i) any Blockage Event, or (ii) any Event of Default under this Note, the holder of this Note shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that such holder might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, the acceleration of this Note, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction, unless and until the Senior Debt shall have been fully and finally paid, in cash, and satisfied, unless one or more of the holders of the Senior Debt shall have accelerated the maturity of the Senior Debt, in which case the holder of this Note shall be entitled to accelerate the maturity hereof (if then permitted hereby) but shall not be entitled to take any other action described above. Notwithstanding the foregoing or any permissible action taken by the holder of this Note, the holder of this Note shall not be entitled to receive any payment in contravention of the other provisions of this Section 3, including without limitation Sections 3(b), 3(e) and 3(h).
     (k) If any payment or distribution to which any holder of this Note would otherwise have been entitled but for the provisions of this Section 3 shall have been applied, pursuant to the provisions of this Section 3, to the payment of Senior Debt, then and in such case and to such extent, the holder of this Note (A) following payment in full of the Senior Debt in cash, shall be entitled to receive any and all further payments or distributions applicable to Senior Debt, and (B) following payment in full of the Senior Debt in cash, shall be subrogated to the rights of the holders of the Senior Debt to receive distributions applicable to the Senior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the Holder of this Note in its sole discretion. If any holder of this Note has been subrogated to the rights of the holders of Senior Debt due to the operation of this Section 3(k), the Company agrees to take all such reasonable actions as are requested by such holder of this Note in order to cause such holder to be able to obtain payments from the Company with respect to such subrogation rights as soon as possible.
     (l) Until payment in full in cash of the Senior Debt, the holder of this Note will not ask, demand, accept, receive or retain any guarantee of this Note, or any collateral security for the payment of this Note, or any other form of payment assurance as to this Note, from the Company or any Subsidiary of the Company, except only the obligation of the Company evidenced by this Note, and will not initiate or prosecute, or encourage any other person to initiate or prosecute any claim or other proceeding.
     (m) The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holder of this Note on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the holder of this Note, the obligations of the Company which are absolute and unconditional, to pay to the holder of this Note the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Debt, nor, except as provided in this Section 3, will anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section 3 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.
     (n) The holders of Senior Debt have made and will make loans, and have extended and will extend credit, to the Company in reliance on this Section 3 and Section 7 and are entitled to the benefits of the provisions thereof. The holder of this Note acknowledges and agrees that each holder of the Senior Debt and any representative of the Senior Debt holders (including, without limitation, the Administrative Agent) are, and the Company and the holder of this Note hereby name such parties as, third party beneficiaries of the covenants and agreements of the holder of this Note set forth in this Section 3. Accordingly, any holder of Senior Debt (or any representative thereof) shall be entitled to enforce any provisions of such Sections against the holder and/or the Company.
     (o) No failure prior to maturity to make any payment of interest or other amount in cash hereunder by reason of the provisions of this Section 3 shall constitute an

Event of Default hereunder. Any payment in cash of principal, interest or other amount which has not theretofore been paid when originally due because of the prohibitions set forth in this Section 3 shall be paid in full in cash on the first date that is permitted thereafter.
     4. Events of Default.
     (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:
     (i) subject to Section 3(o) hereof, the Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on any Note or the full amount of any principal payment on this Note, and such failure to pay is not cured within thirty business days after the occurrence thereof; or
     (ii) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof; consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.
The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     (b) Consequences of Events of Default. Subject to Section 3:
     (i) Subject to Section 3 hereof, if any Event of Default of the type described in Section 4(a)(i) has occurred and is continuing, the holder or holders of this Note may declare all or any portion of the outstanding principal amount of this Note (together with all accrued but unpaid interest thereon and all other amounts due in connection therewith) due and payable and demand immediate payment thereof; provided, however, that in the event that the holder of this Note then outstanding declares less than all of the outstanding principal amount of this Note (together with all accrued but unpaid interest thereon and all other amounts due in connection therewith) due and payable, then such holder shall state the aggregate principal amount of this Note to be declared due and payable.
     (ii) Subject to Section 3 hereof, if an Event of Default of the type described in Section 4(a)(ii) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of this Note, and the Company shall immediately pay to the holders of this Note all amounts due and payable with respect to this Note.
     (iii) Subject to Section 3 hereof, the holder of this Note shall also have any other rights which the holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.
     (iv) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note (other than any notices expressly provided for herein), and expressly agrees that this Note, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of the Company hereunder.
     5. Definitions. For purposes of the Notes, the following capitalized terms have the following meanings:
     “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.
     “Credit Agreements” shall mean a collective reference to the First Lien Credit Agreement and the Second Lien Credit Agreement.
     “Eligible Assignee” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $50,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $50,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) an insurance company which is an “accredited investor” (as defined in Section 501 of Regulation D of the Securities and Exchange Commission); provided, that, under no circumstances shall a competitor or an Affiliate of a competitor of the Company constitute an Eligible Assignee.
     “First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company from time to time parties thereto, the lenders from time to time parties thereto and Wachovia Bank, National Association, or its successor, as administrative agent for such lenders (in such capacity, the “Administrative Agent”), as such Credit Agreement may be amended, restated, amended and restated, supplemented, modified, extended or replaced from time to time, and for the avoidance of doubt means and includes any successor loan or credit agreement after any refinancing of such First Lien Credit Agreement.
     “Liquidity Event” means a sale of all or substantially all (and in no case less than 75%) of the assets or stock of the Company.
     “Loans” means any and all Revolving Loans, Term Loans, or Swingline Loans, as defined in the First Lien Credit Agreement.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company from time to time parties thereto, the lenders from time to time parties thereto and Wachovia Bank, National Association, as administrative agent for such lenders (in such capacity, the “Administrative Agent”), or its successor, as such Credit Agreement may be amended, restated, amended and restated, supplemented, modified, extended or replaced from time to time, and for the avoidance of doubt means and includes any successor loan or credit agreement after any refinancing of such Second Lien Credit Agreement.
     “Senior Debt” means (i) Credit Party Obligations as defined in the Credit Agreements, (ii) all other indebtedness under or in connection with the Credit Agreements, including, without limitation, principal, reimbursement obligations under letters of credit, bankers acceptances, interest rate protection agreements, and similar obligations, interest accruing before and after any Insolvency Event at the rate provided in the documentation with respect thereto (irrespective of whether such interest is allowed as a claim in any such proceeding), premiums, penalties, fees, indemnities or expenses, and regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long or short term, (iii) (A) all indebtedness, liabilities and other obligations of the Company and its Subsidiaries to any Person with respect to any working capital, revolving credit or other line of credit facility, any term loan facility, or any other extension of credit by a bank, insurance company or financial institution engaged in the business of lending money or other institutional lender, including reimbursement obligations under letters of credit (or guaranties, as applicable) and obligations in respect of bankers’ acceptances and Hedging Agreements (as defined in the First Lien Credit Agreement), and (B) any other indebtedness, liabilities and other obligations of the Company and its Subsidiaries (1) for borrowed money or evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (2) under leases which are capitalized under GAAP, and (3) in respect of the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (iv) obligations arising under guarantees executed by the Company or any of its Subsidiaries of items described in clauses (i), (ii) and (iii) above, and (v) renewals, extensions, refinancings, deferrals, amendments and modifications of the items described in clauses (i), (ii), (iii) and/or (iv) above, except for (x) any of the foregoing described in clauses (i) through (v) above constituting an intercompany transaction between the Company or any Subsidiary thereof or between a Subsidiary and another Subsidiary, and (y) indebtedness or other obligations which are specifically designated not to be Senior Debt for purposes of this Note in the instruments evidencing such indebtedness or obligations at the time of the issuance thereof or which by their terms are subordinated to any other category or class of indebtedness of the Company and its Subsidiaries; provided that the aggregate principal amount of obligations of the Company or any of its Subsidiaries described in clauses (i) through (v) above, both before and after any refundings, refinancings or increases in the principal amount thereof, shall not exceed the Senior Debt Limit.
     “Senior Debt Documents” means the Credit Agreements, the other Credit Documents as defined in the Credit Agreements and any other document, agreement or instrument evidencing the Senior Debt or executed pursuant to or in connection therewith, as each such document, agreement or instrument may be amended, restated, amended and restated, supplemented, modified, extended or replaced from time to time.
     “Senior Debt Limit” means an aggregate principal balance of the Senior Debt equal to the greater of (i) sum of (A) the aggregate principal amount of the outstanding First Lien Obligations (as such term is defined in the Intercreditor Agreement referred to in the Credit Agreements) not in excess of $95,000,000 plus (B) the aggregate principal amount of the outstanding Second Lien Obligations (as defined in the Intercreditor Agreement) not in excess of $20,000,000 and (ii) an aggregate principal balance of Senior Debt which would not cause the Company to exceed as of the end of any fiscal quarter a Total Leverage Ratio of 4.50 to 1.00 (as such term is defined in, and as such ratio is determined under, the First Lien Credit Agreement); provided that (1) any obligations in respect of Hedging Agreements (as defined in the First Lien Credit Agreement) constituting First Lien Obligations or Second Lien Obligations and (2) any increase in the amount of the Senior Debt resulting from any payment-in-kind interest added to principal shall each be disregarded in calculating the Senior Debt Limit. The definition of such Total Leverage Ratio (and all related definitions) as defined in the First Lien Credit Agreement shall be incorporated herein by reference as if set forth in full herein and shall survive any termination, cancellation or discharge of the First Lien Credit Agreement, and any modification, continuation or refinancing of the First Lien Credit Agreement which does not include such a ratio.
     “Subordinated Debt” means (i) indebtedness under this Note, including, without limitation, principal, premium, interest and other liabilities payable from time to time and similar obligations, premiums, penalties, fees, indemnities or expenses, and regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long or short term, (ii) obligations arising under guarantees executed by the Company or any of its Subsidiaries of items described in (i) above, and (iii) renewals, extensions, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i) and/or (ii) above.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof For purposes hereof; a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.
     6. Transfer Restrictions. Except in connection with the transfer this Note to an Eligible Assignee, the holder of this Note agrees not to sell, transfer, assign, pledge or otherwise dispose of any interest in this Note (i) without the prior written consent of the Company (not to be unreasonably withheld in the case of a transfer to a Subsidiary or Affiliate) or (ii) to any Person who or which is not an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission. The holder of this Note shall in each case give 10 days’ prior written notice of any transfer to the Company. Any transfer or attempted transfer of this Note in violation of any provision of this Section 6 shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of this Note as the owner of this Note for any purpose. The holder of this Note represents and warrants to the Company that such holder: (i) will acquire this Note for its own account for investment and (subject to the disposition of its property being at all times within its control) not with a view to any resale or other distribution of this Note in a transaction constituting a public offering or otherwise requiring registration under the Securities Act of 1933 (the “Securities Act”) or in a transaction that would result in noncompliance with applicable state securities laws; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and the risks of its acquisition of this Note and credit extensions to the Company, (iii) is an accredited investor as such term is defined in said Rule 501 of Regulation D, and (iv) understands that this Note has not been, and will not be, registered under the Securities Act or any state securities laws. The Company shall be permitted to assign its obligations under this Note to a Subsidiary thereof, provided that (i) such Subsidiary shall agree to be bound hereby pursuant to an assumption agreement in form reasonably satisfactory to the holder of this Note, and (ii) the Company shall provide a guaranty of the payment obligations of such Subsidiary hereunder in form reasonably satisfactory to the holder of this Note (it being understood and agreed that the Company’s Unconditional Guaranty dated as of November ___2005 in favor of Aerojet-General Corporation is in a form satisfactory to the holder of this Note).
     7. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder of this Note. No amendment, modification, termination or waiver shall, unless consented to by the holders of a majority in aggregate principal amount of the Senior Debt and, do any of the following: (a) increase the interest rate or modify Section 1 hereof in any other respect; (b) change the dates upon which payments of principal or interest are due on this Note to an earlier date; (c) change any Event of Default or add or make more restrictive any covenant with respect to this Note; (d) change the prepayment provisions of this Note to an earlier date; (e) change the subordination provisions of this Note (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Company or confer additional material rights upon the holders of this Note in a manner adverse to the Company.
     8. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.
     9. Payments. All payments to be made to the holders of the Notes shall be made in the lawful money of the United States of America in immediately available funds.
     10. Place of Payment. Payments of principal and interest shall be delivered to the holder of this Note at such address as is specified by prior written notice by the holder to the Company.
     11. Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     12. Waiver of Presentment. Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.
     13. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of California, the State of Nevada or the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.
     14. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of this Note and the ownership thereof; and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall, upon the written request of the holder of this Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as the

Note so mutilated, destroyed, lost or stolen, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.
     15. Remedies. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
     16. Usury Laws. It is the intention of the Company and the holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the holder hereof resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. In the event that, contrary to the intent of the Company and the holder of this Note, the Company pays interest hereunder and it is determined that such interest rate was in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal then due hereunder.
     17. Confidentiality. The holder of this Note shall hold and keep confidential all nonpublic information relating to the Company and its Subsidiaries and Affiliates obtained by it under or in connection with this Note, except for: (i) disclosure to the holder’s Subsidiaries and Affiliates and their respective directors, officers, employees, agents and representatives in connection with the negotiation, execution or performance of this Note; (ii) disclosure as reasonably required in connection with a permitted transfer to a prospective assignee or participant of all or part of this Note, as provided in Section 6 (subject to execution and delivery by prospective assignee or participant of an agreement containing confidentiality obligations substantially similar to those contained herein prior to any disclosure to such prospective assignee or participant of any such nonpublic information); (iii) disclosure as may be required or requested by any governmental agency or authority or representative thereof or pursuant to legal process; (iv) disclosure to any Person and in any proceeding necessary in the judgment of the holder of this Note to protect its interests in connection with any claim or dispute involving the holder of this Note; and (v) any other disclosure with the prior written consent of the Company. Prior to any disclosure by the holder of this Note of such nonpublic information permitted under clause (iii), it shall, if permitted by applicable laws or judicial order, notify the Company of such pending disclosure. Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (A) is rightfully received by the holder of this Note from a Person other than the Company or any of its Subsidiaries or Affiliates without the holder of this Note being under an obligation to such Person not to disclose such information, or (B) is or becomes part of the public domain.
     18. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile) and mailed, sent or delivered to the respective parties hereto at or to the following addresses or facsimile numbers (or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto):

If to the	American Pacific Corporation
Company:	3770 Howard Hughes Parkway #300
Las Vegas, Nevada 89109

Attention: Seth L. Van Voorhees, Vice President, Chief
Financial Officer and Treasurer
Facsimile: (702) 699-4181

If to the	Aerojet Fine Chemicals LLC
holder of:	c/o GenCorp Inc.
this Note:	Highway 50 and Aerojet Road
Rancho Cordova, California 95670

Attention: Chief Financial Officer Facsimile: (916) 351-8668

With a copy to:	GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Attention: Deputy General Counsel
Facsimile: (916) 351-8665
All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class, postage prepaid; and (iii) if sent by facsimile, when sent.
[signature page immediately follows]

     IN WITNESS WHEREOF, the Company has executed and delivered this Subordinated Promissory Note on the date first above written.

AMERICAN PACIFIC CORPORATION

By:	/s/ Seth L. Van Voorhees

Its:	Chief Financial Officer

Schedule 1
Interest Rate Calculation

Calculation of Seller Note Spread at Issuance
Debt Instrument	Amount ($MM)	Spread over Libor
First Lien Credit Facility	75	400 bps
Second Lien Credit Facility	20	900 bps
Weighted Average Spread over Libor		505 bps

Calculation of Interest Rate at Issuance
Current 3-Month Libor	4.41%
Spread over Libor	5.05%

Interest rate at Issuance	9.46%